Exhibit 99.3

NOTICE OF ANNUAL MEETING

GLOBAL 8 ENVIRONMENTAL TECHNOLOGIES, INC.

677 7th Ave. #410
San Diego, CA 92101
(TEL) (760) 390-8351

TO THE STOCKHOLDERS OF GLOBAL 8 ENVIRONMENTAL TECHNOLOGIES, INC.:

NOTICE IS HEREBY GIVEN that the Honorable Elizabeth A. Gonzalez, Judge, Eighth Judicial District Court (Clark county, Nevada), has ordered that an Annual Meeting of Stockholders (the "Meeting") of Global 8 Environmental Technologies, Inc., a Nevada corporation (the "Company" or "Global 8"), be held.  The meeting is scheduled for November ___, 2010 at 10:00 a.m., Pacific Daylight Time at the Red Rock Casino Resort Spa located at 11011 W. Charleston, Las Vegas, NV 89135 for the following purposes (the “Order”):

1.           To elect four directors to the Company’s board of directors to serve until the Company’s next annual meeting.

2.           To ratify Richard Hawkins as the Company’s accountants.

3.           To transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.

Shareholders may listen live by phone or video broadcast to our annual meeting. The dial-in numbers for the conference call will be posted at www.g8et.net before the meeting. Lines are limited and will be available on a first-come, first-served basis.  Video Conferencing will also be available through the Red Rock Casino.

You may vote in person at the Annual Meeting.  You may also vote your shares by appointing someone that is attending the Annual Meeting as your proxy to vote your shares at the Annual Meeting.

Shareholders of record at the close of business on October __, 2010, the record date for the meeting, are entitled to receive notice of and to participate in the Annual Meeting.  As of that record date, the Company had outstanding and entitled to vote [94,464,063] shares of common stock. The common stock is the only class of stock of Global 8 that is outstanding and entitled to vote at the Annual Meeting.  If you were a stockholder of record of common stock on that record date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting. Each outstanding share of Global 8’s common stock will be entitled to one vote on each matter.

One-third of the outstanding shares of the Company's common stock entitled to vote at the Annual Meeting present or represented by proxy, constitutes a quorum.  A quorum is necessary to conduct business at the Annual Meeting. You will be considered part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as "shares present" at the Annual Meeting for purposes of determining a quorum. However, abstentions and broker non-votes do not count in the voting results. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the broker or nominee does not have discretionary authority for that item and has not received instructions from the owner of the shares.

Assuming a quorum is present, election of Directors shall be by “party-list proportional representation” in which all slates shall be voted as a single proposal, and the D’Hondt method shall be used to determine the number of Board seats won by that slate.  The candidates comprising the slate shall be rank-ordered by use of the “open list” voting method, in which voters who cast votes for that slate shall indicate their rank-order preferences within the list of candidates comprising the slate.  On a slate winning at least one seat, the candidate receiving the most votes for rank “1” shall be that slate’s first candidate seated; the candidate who receives the most votes for rank “2” the second seat; and so on.  Candidates not already nominated as part of a slate may be nominated and seconded by shareholders from the floor.  The votes received by any such candidate shall be tallied according to the D’Hondt method, simultaneously with the tally of other slates, as if she or he were a separate slate, such that if she or he receives sufficient votes to win one seat under the D’Hondt method, she or he shall be entitled to on seat on the Board.  Voters may cast their votes for on slate or for any combination of slates and/or independently nominated candidates.    Any abstentions, "broker non-votes"  (shares  held  by  brokers  or  nominees  as  to  which they have no discretionary  authority  to  vote  on  a particular matter and have received no instructions from the beneficial owners or persons entitled to vote thereon), or other  limited  proxies  do not count in the voting results.

No action will be taken in connection with the proposals described in Notice for which Nevada law, our Articles of Incorporation or Bylaws provide a right of a shareholder to dissent and obtain appraisal of or payment for such shareholder's shares.

/s/ Charles T. Conrad, Jr.

By Order of the Court
Las Vegas, Nevada
October ___, 2010